Exhibit 99.1

APHTON ANNOUNCES EUROPEAN UNION GRANTED ORPHAN DRUG STATUS FOR

G17DT FOR PANCREATIC AND GASTRIC CANCERS

July 8, 2003

Miami, FL—Aphton Corporation (NASDAQ: APHT) announced that the European Union has granted Orphan Drug status for Aphton’s anti-gastrin immunogen G17DT, also known as G17(9)DT, for treatment of both pancreatic cancer and gastric (stomach) cancer indications.

Orphan Drug status in the European Union confers numerous benefits, including up to ten years of marketing exclusivity, and substantial reduction of fees. This includes a fee reduction of 100% for pre-authorization activities such as protocol assistance (scientific advice)—and a reduction of 50% for all other fees, including the application for marketing authorization, inspections and post-authorization activities, annual fees etc.

Aphton announced in July, 2002 that the US FDA granted Orphan Drug status for its immunogen G17DT for both pancreatic cancer and gastric cancer indications.

It is estimated that approximately 88,000 new cases of pancreatic cancer will be diagnosed in the US and Europe this year. The prognosis for most of these patients is very poor. The great majority of patients have advanced disease at the time of diagnosis and are considered incurable, with a very short survival time. Surgery, when possible, and chemotherapy are the primary treatment options currently available, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival without adding toxicity.

It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan, alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival without adding toxicity.

Aphton Corporation is a biopharmaceutical company, developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company’s business including those set forth in Aphton’s filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company’s actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.